Exhibit 4.3
MIDWAY GAMES INC.
RATBAG EQUITY AWARD RIGHTS PLAN
Article I — Purpose of the Plan
     The Ratbag Equity Award Rights Plan (the “Plan”) is intended to provide employment inducement awards to key employees (the “Employees”) of Ratbag Services Pty Ltd. and its affiliates (“Ratbag”) at the time of the acquisition (the “Acquisition”) of Ratbag by a wholly-owned subsidiary of Midway Games Inc. (the “Company”). The Company desires to induce the Employees to be employed, or to continue to be employed, by the Company or one of the Company’s subsidiaries (collectively, the “Subsidiaries,” individually, a “Subsidiary”) following the Acquisition by providing the Employees rights (“Rights,” individually, a “Right”) to purchase shares of common stock, $0.01 par value per share (“Common Stock”) of the Company. Under the Plan, Rights to purchase shares of Common Stock will be granted to Employees selected by the Committee in the manner hereinafter provided on the terms and subject to the conditions hereinafter set forth. Capitalized terms, other than those defined above, are defined in Article XIV hereof.
Article II — Administration of the Plan
     Section 1. Subject to the authority as described herein of the Board of Directors (the “Board”) of the Company, the Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. Subject to any applicable provisions of the Plan, all determinations by the Committee or by the Board pursuant to the provisions of the Plan, and all related orders or resolutions of the Committee or the Board, shall be final, conclusive and binding on all Persons, including the Company and its stockholders, employees, directors and Rights holders.
     Section 2. All authority delegated to the Committee pursuant to the Plan may also be exercised by the Board. Subject to the foregoing, in the event of any conflict or inconsistency between determinations, orders, resolutions or other actions of the Committee and the Board, the actions of the Board shall control.
Article III — Stock Subject to the Plan
     Section 1. The shares to be issued or delivered upon exercise of Rights granted under the Plan shall be made available, at the discretion of the Board, either from the authorized but unissued shares of Common Stock of the Company or from shares of Common Stock reacquired by the Company, including shares purchased by the Company in the open market or otherwise obtained.
     Section 2. Subject to the provisions of Article X hereof, the aggregate number of shares of Common Stock which may be purchased pursuant to Rights granted at any time under the Plan shall not exceed 38,050.
     Section 3. Shares subject to any Rights which are canceled, lapse or are otherwise terminated shall not be available for re-issuance under the Plan.
Article IV — Purchase Price of Shares Subject to Rights
     Unless the Committee shall fix a different purchase price, the purchase price per share of Common Stock under each Right granted to the Employees shall be $0.00.

Article V — Eligibility of Recipients
     Rights will be granted only to Employees of Ratbag.
Article VI — Duration of the Plan
     Unless previously terminated by the Committee or the Board, the Plan will terminate three days after the closing of the Acquisition. Such termination will not terminate or otherwise affect any Right then outstanding.
Article VII — Grant of Rights to Employees
     Section 1. The Rights to be granted under the Plan will be granted concurrently with the consummation of the Acquisition.
     Section 2. The Committee shall determine subject to the terms of the Plan the number of shares subject to each Right, the time or times when each Right may be exercised, any conditions of vesting and any other matters which the Committee shall deem appropriate.
     Section 3. All instruments evidencing Rights granted to the Employees under the Plan shall be in the form of the agreement (the “Rights Agreement”) attached hereto as Exhibit A.
Article VIII — Transferability of Rights
     Rights granted under the Plan may be transferable by the Right holder to the extent permitted by the Committee but only as specified in the Rights Agreement.
Article IX — Exercise of Rights
     Section 1. Each Right granted under the Plan shall terminate on the date specified by the Committee, which date shall be not later than the expiration of three years and one month from the date on which it was granted. Rights shall be exercisable in accordance with the terms of each Rights Agreement.
     Section 2. Each Right must be exercised in the manner set forth in the Rights Agreement.
     Section 3. Each Right shall be subject to the requirement that if at any time the Board shall in its discretion determine that the listing, registration or qualification of the shares of Common Stock subject to such Right upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with, the granting of such Right or the issuance or purchase of shares thereunder, such Right may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free from any conditions not reasonably acceptable to the Board. Unless, at the time of exercise of a Right and the issuance of Common Stock so purchased, there shall be in effect as to such Common Stock a registration statement under the Act, the Right holder shall deliver a certification (a) acknowledging that such shares of Common Stock may be “restricted securities” as defined in Rule 144 promulgated under the Act; and (b) containing such Right holder’s agreement that such Common Stock may not be sold or otherwise disposed of except in compliance with applicable provisions of the Act. In the event that the Common Stock is then listed on a national securities exchange, the Company shall use its best efforts to cause the listing of the shares of Common Stock subject to Rights upon such exchange.
     Section 4. The Company may establish appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by applicable law to be paid or withheld in connection with the exercise of Rights or any other matters under the Plan, and to ensure that the Company receives prompt advice concerning the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event.
Article X — Adjustments
     Section 1. New Rights may be substituted for the Rights granted under the Plan, or the Company’s duties as to Rights outstanding under the Plan may be assumed by a corporation other than the Company, or by a parent or subsidiary of the Company or such corporation, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or other similar corporate transaction in which the Company is involved. Notwithstanding the foregoing or the provisions of this Article, in the event such corporation, or parent or subsidiary of the Company or such corporation, does not substitute new Rights for, and substantially equivalent to, the Rights granted hereunder, or assume the Rights granted hereunder, the Rights granted hereunder shall terminate and thereupon become null and void (i) upon dissolution or liquidation of the Company, or similar occurrence, (ii) upon any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where the Company will not be a surviving entity or (iii) upon a transfer of substantially all of the assets of the Company or more than 80% of the outstanding Common Stock in a single transaction; provided, however, that each Right holder shall have the right immediately prior to or concurrently with such dissolution, liquidation, merger, consolidation, acquisition, separation, reorganization or other similar corporate transaction, to exercise any unexpired Right granted hereunder whether or not then exercisable.
     Section 2. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other corporate transaction or event affects the shares of Common Stock subject to the Rights such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which Rights have been granted and any limitations set forth in the Plan, (ii) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Rights and (iii) the grant or exercise or target price with respect to any Right or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Right including, if necessary, the termination of such Right. Without limiting the generality of the foregoing, any such adjustment shall be deemed to have prevented any dilution and enlargement of a Right holder’s rights if such Right holder receives in any such adjustment rights which are substantially similar (after taking into account the fact that the Right holder has not paid the applicable exercise price) to the rights the Right holder would have received had he exercised his outstanding Rights and become a stockholder of the Company immediately prior to the event giving rise to such adjustment.
Article XI — Privileges of Stock Ownership
     No Right holder, or legal representative, legatee, distributee or transferee of such Right holder, shall be entitled to any rights or privileges of a stockholder of the Company in respect of any shares of Common Stock covered by a Right until such Right has been exercised and the shares have been registered in the Company’s register of stockholders.

Article XII — Amendments to the Plan
     The Board may at any time terminate or from time to time amend, modify or suspend the Plan; provided, however, that no such amendment, modification, termination or suspension shall, without the written consent of an Right holder, adversely affect any rights or obligations under any Right theretofore granted to such Right holder under the Plan.
Article XIII — Effective Date of the Plan
     The Plan shall be effective concurrently with the closing of the Acquisition.
Article XIV – Governing Law
     This Plan and the terms of any Rights granted hereunder shall be governed, construed and interpreted in accordance with the laws of the State of Delaware of the United States, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.
Article XV – Definitions
     For the purposes of this Plan, the following terms shall have the meanings indicated:
Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
Board: Such term is defined in Article II, Section I hereof.
Committee: Such term is defined in Article II, Section 1 hereof.
Director: Such term includes any director of the Company.
Person: Such term shall have the meaning ascribed to it under the Securities and Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
Plan: Such term is defined in Article I hereof and includes all amendments hereof.
Rights Agreement: Such term is defined in Article VII, Section 3 hereof.
(See Exhibit 4.4 for Exhibit A hereto)

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